                                                                    Exhibit 10.3

                     FIRST AMENDMENT TO SECOND AMENDED AND
                            RESTATED LOAN AGREEMENT


     THIS FIRST AMENDMENT TO LOAN AGREEMENT is made as of this 30th day of April, 1999, by and between STORAGE COMPUTER CORPORATION, a Delaware corporation (the "Borrower") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (hereinafter referred to as the "Bank").

     WHEREAS, the Borrower and the Bank are parties to a Second Amended and Restated Loan Agreement dated as of November 16, 1998 (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

     Section 1. Amendment of Section 1.01. Section 1.01 is hereby amended as follows:

               (a) the definition of "Line of Credit" is amended by deleting the reference to "Ten Million Five Hundred Thousand Dollars ($10,500,000)" and replacing it with "Eight Million Seven Hundred Thousand Dollars ($8,700,000)".

               (b) the definition of "Maturity Date" is hereby amended by deleting the reference to "March 1, 1999" and replacing it with "January 4, 2000".

               (c) the definition of "Maximum Line Availability" is deleted in its entirety and replaced with the following:

                    "Maximum Line Availability" shall mean the line of credit made available to the Borrower under this Agreement (subject to the proviso at the end of this definition) in the maximum principal amounts during the following periods indicated:


               Period                                    Maximum Line Availability

          April 29, 1999 through April 30, 1999           $8,700,000

          May 1, 1999 through August 31, 1999             $8,400,000

          September 1, 1999 through September 30, 1999    $7,800,000

          October 1, 1999 through October 31, 1999        $7,500,000

          November 1, 1999 through November 30, 1999      $7,200,000

          December 1, 1999 through January 3, 2000        $6,900,000

          Thereafter                                               0

               provided, however, (i) upon the Borrower's receipt of the Second Tax Refund during the period from May 1, 1999 through August 31, 1999, the Maximum Line Availability referenced above shall be further permanently reduced from $8,400,000 to $8,100,000 and
               (ii) the Maximum Line Availability shall be permanently reduced by any proceeds received by the Borrower or Bank pursuant to Sections 2.01(g) or 5.16 hereof.

               (d) the definition of "Loan Documents" is hereby amended by adding "Membership Pledge Agreement, Goodlander Note, Goodlander Guaranty" after the term "Pledge Agreement" in the fifth line.

               (e) the definition of "Note" is deleted in its entirety and replaced with the following:

                    "Note" shall mean the secured Third Amended and Restated Line of Credit Note in the maximum principal amount of $8,700,000 dated April 30, 1999 issued by the Borrower to the Bank in form of Exhibit A hereto, and all extensions, renewals, modifications, substitutions, replacements and restatements thereof.

               (f) the following definitions shall be added in the appropriate alphabetical order:

                    "Goodlander Guaranty" shall mean the personal limited guaranty dated April 30, 1999 executed by Theodore Goodlander in favor of the Bank in form and substance satisfactory to the Bank.

     "Goodlander Note" shall mean the $1,650,000 promissory note dated as of April 30, 1999 issued by Theodore Goodlander in favor of the Bank.

     "Membership Pledge Agreement" shall mean that certain Pledge Agreement dated April 30, 1999, by and between the Bank on Borrower in the form of Exhibit G hereto, as the same may be amended, restated or otherwise modified from time to time.

     "Net Asset Sale Proceeds" shall mean the cash proceeds of the sale or disposition of assets (including by way of merger), and the cash proceeds of any insurance payments on account of the destruction or loss of property, by the Borrower or any of its Subsidiaries, net of (a) any Indebtedness permitted by
Section 6.01(c) (purchase money debt and capital leases) secured by assets being sold in such transaction required to be paid from such proceeds, (b) income taxes that, as estimated by the Borrower in good faith, will be required to be paid by the Borrower or any of its Subsidiaries in cash as a result of, and within 12 months after, such and (c) all reasonable expenses of the Borrower or any of its Subsidiaries payable in connection with the sale or disposition.

     "Net Debt Proceeds" shall mean cash proceeds (net of reasonable out-of-pocket transaction fees and expenses) of the incurrence by the Borrower or any of its Subsidiaries of Indebtedness other than Indebtedness permitted by Section 6.01(a) (Bank debt) and (c) (purchase money debt and capital leases).

     "Net Equity Proceeds" shall mean the cash proceeds (net of reasonable out-of-pocket fees and expenses) received by the Borrower or any of its Subsidiaries in connection with any issuance by the Borrower or any of its Subsidiaries of any shares of its capital stock or other equity interests or options, warrants or other purchase rights to acquire such capital stock or other equity interests to, or receipt of a capital contribution from, any Person.

     "Net Operating Loss" shall be defined as net income/loss (calculated in accordance with GAAP, consistently applied), excluding extraordinary gains (including any forgiveness of debt) and losses, income taxes paid, interest expense and penalties and income tax refunds to the extent treated as net income.

     "Second Tax Refund" shall have the meaning set forth in Section 3.21 hereof.

     "Trust Account" shall mean the Borrower's trust account at the Bank, Account No. 65837940.

     "Working Capital Ratio" shall mean, at the date of determination thereof, current assets (excluding accounts or notes receivable from any Affiliate), divided by all current liabilities (after adjustments for any debt forgiveness), including outstanding Loans, current maturities of lease obligations, but excluding any amounts outstanding under the Indebtedness of the Borrower under the Shareholder Note and any indebtedness incurred by the Borrower pursuant to
Section 5.15 hereof.

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

     Section 2. Amendment to Section 2.01. Section 2.01 will be amended by adding the following section (g) at the end:

          (g) Contingent Required Prepayments.

               (i) Net Asset Sale Proceeds. At least fifteen Business Days prior to the sale or other disposition of any assets by the Borrower and its Subsidiaries that would result in Net Asset Sale Proceeds, the Borrower shall provide written notice to the Bank of the estimated closing date for such asset sale or disposition and the amount of the Net Asset Sale Proceeds. Upon receipt of Net Asset Sale Proceeds by the Borrower or any of its Subsidiaries, the Borrower shall within one Business Day pay to the Bank as a prepayment of the Loan to be applied as a permanent reduction of the Maximum Line Availability.

               (ii) Net Debt Proceeds.  At least fifteen Business Days prior to the incurrence of Indebtedness that would result in Net Debt Proceeds, the Borrower shall provide written notice to the Bank of the estimated closing date for such Indebtedness and the amount of the Net Debt Proceeds. Within one Business Day after the incurrence of such Indebtedness, the Borrower shall pay to the Bank as a prepayment of the Loan to be applied as a permanent reduction of the Maximum Line Availability.

             (iii) Net Equity Proceeds. At least fifteen Business Days prior to the consummation of any transaction that would result in Net Equity Proceeds, the Borrower shall provide written notice to the Bank of the estimated closing date for such transaction and the amount of Net Equity Proceeds. Within one Business Day after the receipt of Net Equity Proceeds by the Borrower or any of its Subsidiaries, the Borrower shall pay to the Bank a prepayment of the Loan to be applied as a permanent reduction of the Maximum Line Availability.

               (vi) Net Insurance and Condemnation Proceeds.  Within fifteen
                    Business Day of the date of receipt by the Borrower or any of its Subsidiaries of any insurance or condemnation proceeds (less any reasonable related costs and expenses), the Borrower shall pay to the Bank as a prepayment of the Loan to be applied as a permanent reduction of the Maximum Line Availability.

                    The provisions of this Section 2.01(g) shall not be deemed to be a waiver of, nor shall they otherwise limit or supersede, the application of any other covenant contained in this Agreement.

     Section 3. Amendment of Section 2.02(a). Section 2.02(a) of the Loan Agreement is hereby amended by deleting "one quarter percent ( 1/4%)" in the last line and replacing it with "one percent (1%)."

     Section 4. Amendment of Article II. Article II of the Loan Agreement is hereby amended by adding to the end the following Section 2.10:


          Section 2.10. Waiver and Restructure Fee. The Borrower shall pay the Bank a $170,000 Waiver and Restructure Fee. Such fee has been earned as of this date and shall be payable as follows: (i) $20,000 shall be payable on April 30, 1999 and (ii) the balance of $150,000 (the "Deferred Fee") shall be payable on January 3, 2000, provided, however, that $50,000 of the Deferred Fee shall be waived if the Bank is paid $100,000 of such Deferred Fee prior to December 1, 1999. Notwithstanding the foregoing, the entire Deferred Fee (i.e., $150,000) shall be immediately due and payable without notice upon the occurrence of an Event of Default.

     Section 5. Amendment to Article III. The following Sections 3.21 and 3.22 are added to the end of Article III.

     3.21 Tax Refund. The Borrower will file with the Internal Revenue Service on or before April 23, 1999 a tax return seeking a tax refund of approximately $300,000 (the "Second Tax Refund"). The Borrower will receive the Second Tax Refund on or before July 31, 1999.

     3.22 Projections and Perfection Certificate The projections attached hereto as Schedule 3.22 have been prepared by the Borrower in good faith and are based on reasonable assumptions. The Perfection Certificate delivered to the Bank on the date hereof and the information contained therein is true and correct in all respects.

     Section 6. Amendment to Section 5.03. Section 5.03 will be amended by deleting section (h) in its entirety and adding the following sections:

               (h) Projected cash flow statements for eight week periods on an ongoing basis with actual results compared to the projections delivered on the first Business Day of every other week, commencing on May 3, 1999.

               (i) Within fifteen days of each month end, a monthly collateral analysis in form and substance acceptable to the Bank.

               (j) Copies of all tax returns upon filing with the applicable taxing authority.

               (k)  Other information as the Bank may request from time to time.

     Section 7. Affirmative and Negative Covenant Amendments. The following sections of Article V and VI are amended as follows:

               (a) Section 5.03(g) is hereby amended by deleting it in its entirety and replacing it with the following:

                    [Intentionally Left Blank]

               (b) Section 5.06 is hereby amended by deleting the last sentence and replacing it with the following:

                    The Borrower shall continue to maintain the Trust Account and pay all costs and expenses in connection therewith. On a daily basis, the Borrower shall transfer all of its cash receipts (other than cash permitted to be retained by the Borrower's Subsidiaries under Section 5.17 hereof) into the Trust Account. The Borrower authorizes the Bank to access the Trust Account at any time and as often as it elects to collect all or a portion of the funds in the Trust Account and apply such funds to the Obligations in its discretion.

               (c) Section 5.07 is hereby amended by adding the following paragraph (v) at the end of the first sentence:

                    and (v) foreign credit insurance covering all foreign and unaffiliated account debtors of the Borrower in form and substance satisfactory to the Bank.

               (d) Section 5.11 is hereby amended by deleting the last sentence in its entirety and replacing it with the following:

                    The Borrower will file with the Internal Revenue a tax return on or before April 23, 1999, seeking the Second Tax Refund. The Borrower shall pay (or direct the appropriate taxing authority to pay) all of the proceeds of the Second Tax Refund to the Bank as prepayment of the Loan and to permanently reduce the Maximum Line Availability as contemplated in the definition of Maximum Line Availability.

               (e) Section 5.14 is hereby amended by deleting it in its entirety and replacing it with the following:

                    The Borrower shall continue to engage Profit Management, Inc., or other financial consultant acceptable to the Bank, to review its operations and formulate a business plan to raise additional capital, sell the Borrower or obtain replacement capital or financing.

               (f) Section 6.08 is amended by deleting the proviso in the fifth line and replacing it with the following:

                    , provided, however, that so long as no default exists or would result therefrom, the Borrower may make regularly scheduled interest payments on any subordinated debt that the Borrower may incur in compliance with Section 5.15 hereof, provided further, the interest rate per annum under such subordinated debt does not exceed the Prime Rate plus one percent (1%).

     Section 8. The Maximum Line Availability shall be permanently reduced by any proceeds received by the Borrower or Bank pursuant to Sections 2.01(g) or
5.16 hereof.

     Affirmative Covenants. The following Affirmative Covenants shall be added to the end of Article V of the Loan Agreement.

     Section 5.15. New Capital. On or before April 30, 1999, the Borrower will obtain a minimum of $350,000 of capital in the form of equity issuance or subordinated debt under terms and documentation acceptable to the Bank, including without limitation, a subordination agreement. Absent the existence of a default under any of the Loan Documents, $300,000 of the proceeds of new capital will be applied as a permanent reduction of the Maximum Line Availability, otherwise all of such proceeds will be applied to the Obligations at the Bank's discretion.

     Section 5.16. Additional Capital or Company Sale. On or before October 31, 1999, the Borrower will provide the Bank with evidence satisfactory to the Bank in the form of a binding commitment letter from a lender, investor, joint venture or other Person of (i) $7,000,000 of additional capital to be received by the Borrower on or before January 4, 2000 and will be used to permanently reduce the Maximum Line Availability or (ii) provide the Bank with evidence satisfactory to the Bank that the Company will be sold on or before January 4, 2000, and that such sale will generate sufficient net proceeds to pay off the Obligations in full.

     Section 5.17. Subsidiary Cash. At any time the Borrower's Subsidiaries (excluding HVVR, LLC) holds cash in excess of $150,000 in the aggregate (excluding any cash such Subsidiaries must maintain in a Value Added Tax Account or similar account under applicable law, not to exceed $150,000 in the aggregate), such excess funds shall be immediately transferred to the Trust Account. The Borrower and its Subsidiaries shall not open any new bank accounts (other than accounts previously disclosed to the Bank in writing prior to the date hereof) without the consent of the Bank.

     Section 5.18. Pledge of Future Subsidiaries. Upon the creation or acquisition of any new Subsidiary, the Borrower shall enter into a Pledge Agreement to grant the Bank a lien and security interest in all capital stock of such new Subsidiary and execute all other documents and instruments as the Bank may request to evidence and perfect such pledge, including without limitation, blank stock powers.

     Section 9. Financial Covenants. Sections 7.01 through 7.04 are deleted in their entirety and replaced with the following Sections 7.01 and 7.02:

     Section 7.01. Minimum Working Capital Ratio. The Borrower will not permit its Working Capital Ratio, for any of the fiscal months set forth below, to be less than the respective amounts indicated for such fiscal months:

               FISCAL MONTH:           WORKING CAPITAL RATIO:

                   May 1999                1 to 0.95
                   June 1999               1 to 1.00
                   July 1999               1 to 0.94
                   August 1999             1 to 0.87
                   September 1999          1 to 0.92
                   October 1999            1 to 0.86
                   November 1999           1 to 0.78
                   December 1999           1 to 0.82


     Section 7.02. Maximum Net Operating Loss. The Borrower will not permit its Net Operating Loss, for any of the fiscal periods set forth below, to be more than the respective amounts indicated for such fiscal periods:

                  FISCAL PERIOD:  MAXIMUM NET OPERATING LOSS:

                  January 1, 1999 through
                  the end of May 1999                       $4,100,000
                  January 1, 1999 through
                  the end of June 1999                      $3,400,000
                  January 1, 1999 through
                  the end of July 1999                      $4,100,000
                  January 1, 1999 through
                  the end of August 1999                    $4,900,000
                  January 1, 1999 through
                  the end of September 1999                 $4,200,000
                  January 1, 1999 through
                  the end of October 1999                   $4,965,000
                  January 1, 1999 through
                  the end of November 1999                  $5,930,000
                  January 1, 1999 through
                  the end of December 1999                  $5,370,000

     Section 10. Effectiveness; Conditions to Effectiveness. This Amendment to Loan Agreement shall become effective upon execution hereof by the Borrower and the Bank and satisfaction of the following conditions:

          (a) Copies of Resolutions of the Board of Directors of the Borrower and Subsidiaries (as necessary) authorizing the execution, delivery and performance of the Borrower under this Amendment to Loan Agreement (as well as ratifying the authorization of execution, delivery and performance of the Security Documents) certified by a Secretary or an Assistant Secretary of the Borrower which certificate shall state that the resolutions are in full force and effect.

          (b) Certificate of the Secretary or Assistant Secretary of the Borrower and its Subsidiaries certifying the name and signatures of the officers of the Borrower authorized to sign this Amendment and other documents to be delivered in connection therewith as well as certifying and delivering certified articles of incorporation and by-laws.

          (c) Delivery to the Bank of the Goodlander Guaranty, Goodlander Note, Membership Pledge Agreement (with respect to HVVR, LLC) and post-closing letter agreement regarding items to be delivered post-closing.

          (d) Confirmation of the existing unlimited guarantees of the Borrower's Subsidiaries' and the other Security Documents.

          (e) Opinions of Borrower, Subsidiaries' and Ted Goodlander's counsel in form and substance satisfactory to the Bank.

          (f) Long Form Good Standing Certificates for Borrower and its Subsidiaries.

          (g) Insurance Certificate, in form and substance satisfactory to the Bank, together with evidence that the Borrower has obtained a foreign credit insurance policy in compliance with Section 5.07(v) hereof.

          (h) Delivery to the Bank of the documents and instruments listed on Exhibit A hereto (November 16, 1998 missing documents).

          (i) Delivery of collateral analysis of the Borrower satisfactory to the Bank.

          (j) Delivery of fully-completed and executed Perfection Certificate in the form of Exhibit B hereto.

          (k)  Payment to the Bank of $20,000 of the Waiver and Restructure Fee.

          (l)  Such other documents or instruments as the Bank may request.

     Section 11.    Miscellaneous.

          (a) The Borrower hereby confirms to the Bank that the representations and warranties of the Borrower set forth in Article III of the Loan Agreement (as amended and supplemented hereby) are true and correct as of the date hereof, as if set forth herein in full.

          (b) The Borrower has reviewed the provisions of this Amendment and all documents executed in connection therewith or pursuant thereto or incident or collateral hereto or thereto from time to time and there is no Event of Default thereunder, and no condition which, with the passage of time or giving of notice or both, would constitute an Event of Default thereunder.

          (c) The Borrower agrees that each of the Loan Documents shall remain in full force and effect after giving effect to this Agreement. The granting of the liens and security interests under the Security Documents secure all the Obligations as may be amended by this Amendment. The guarantees of the Borrower's Subsidiaries guarantee all of the Obligations as may be amended by this Amendment.

          (d) This Amendment represents the entire agreement among the parties hereto relating to this Amendment, and supersedes all prior understandings and agreements among the parties relating to the subject matter of this Agreement. The Borrower waives and releases any claims it may have against, and forever discharges, the Bank and its officers, directors, agents, attorneys, employees, successors and assigns (the "Releasees") from any claims and causes of action arising out of the transactions referred to or contemplated in any way by the Loan Documents, and this Amendment or otherwise, including without limitation, claims or defenses it may have to the effect that the Releasees may have in any way acted or failed to act in any manner as to cause injury to the Borrower or anyone claiming by or through them.

          (e) The Borrower represents and warrants that neither the execution, delivery or performance by the Borrower of any of the obligations contained in this Amendment or in any Bank Document requires the consent, approval or authorization of any person or governmental authority or any action by or on account of with respect to any person or governmental authority.

          (f) The Borrower agrees to pay on demand all of the Bank's reasonable expenses in preparing, executing and delivering this Agreement, and all related instruments and documents, including, without limitation, the reasonable fees and out-of-pocket expenses of the Bank's special counsel and all travel related expenses of the Bank in connection with any field audits or otherwise. This Agreement shall be a Loan Document and shall be governed by and construed and enforced under the laws of the Commonwealth of Massachusetts.

          (g) The Bank agrees that upon satisfaction in full, in cash of the Obligations as determined by the Bank, the Bank shall return to the Borrower any collateral or other property of the Borrower, at the Borrower's expense.



     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Loan Agreement under seal as of the date first written above.

                              STORAGE COMPUTER CORPORATION



                             By: /s/ Theodore Goodlander
                                 --------------------------------
                                 Name:  Theodore Goodlander
                                 Title:  President


                              STATE STREET BANK AND TRUST COMPANY



                             By: /s/ Kenneth Mooney
                                 --------------------------------
                                 Name:  Kenneth Mooney
                                 Title:  Vice President

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